EXHIBIT (A)(1)(III)

OFFER TO PURCHASE FOR CASH

up to 9,893,955 Shares of the Issued and Outstanding Shares of Common Stock

of

TRI-CONTINENTAL CORPORATION

at

99.25% OF NET ASSET VALUE PER SHARE

by

TRI-CONTINENTAL CORPORATION

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON FEBRUARY 11, 2009.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS OUTLINED IN THE OFFER TO PURCHASE DATED JANUARY 13, 2009.

January 13, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (“Nominees”):

We are enclosing herewith the material listed below relating to the offer of Tri-Continental Corporation, a closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”), to purchase up to 9,893,955 (approximately 12.5%) of its issued and outstanding shares of common stock, par value $0.50 per share (the “Shares”). As of January 9, 2009, 79,151,646 Shares were outstanding. The offer is to purchase Shares for cash, at a price equal to 99.25% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded, on the trading day after the date the offer expires. The offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase (which, with any amendments or supplements thereto, collectively constitute the “Offer”).

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your Nominee). Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, Nominees may charge stockholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares. HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” OF THE OFFER TO PURCHASE.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Purchase dated January 13, 2009; and

2.	Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your Nominee); and

THIS OFFER IS ONLY BEING MADE TO, AND MAY ONLY BE ACCEPTED BY, HOLDERS OF SHARES LOCATED IN THE UNITED STATES, CANADA OR THE UNITED KINGDOM. HOLDERS OF SHARES NOT LOCATED IN ANY OF THOSE THREE JURISDICTIONS MAY NOT PARTICIPATE IN THE OFFER. The Offer is not being made to, nor will the Fund accept tender of Shares from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

Tenders may only be made by book-entry transfer, to any of the accounts maintained by American Stock Transfer & Trust Company, LLC (the “Depositary”) at the Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”) pursuant to the procedure set forth in Section 4—“Procedures for Tendering Shares for Purchase,” of the Fund’s Offer to Purchase dated January 13, 2009.

GUARANTEED DELIVERY IS NOT AVAILABLE FOR THIS OFFER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR RIVERSOURCE INVESTMENTS, LLC NOR AMERIPRISE FINANCIAL, INC. NOR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ANY SHARES.

For additional information or copies of the enclosed material, please contact Georgeson Inc. (the “Information Agent”) at 1-888-219-8293.

Very truly yours,

Tri-Continental Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE FUND, THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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